August 6, 2012

To my fellow shareholders,

Business is good! During the recently completed second quarter, Aimco continued “on plan” and enjoyed several successes.

Notwithstanding widespread concern for the global economy, Aimco enjoyed satisfactory occupancy and record rental rates. Consumer demand remained steady and supported high occupancies (95.5% Average Daily Occupancy, down 40 basis points year-over-year) and higher rents (up 5.2% year-over-year). The operating team led by Keith Kimmel continued to provide excellent customer service as evidenced by high customer satisfaction scores and more concretely, by a well above industry average percent of customers who chose to renew their leases. Keith's team continued their excellent cost discipline: operating expenses (before taxes and insurance) were down 1.1% year-over-year, while taxes and insurance were up 10.4%. Second quarter leases, for new and renewing customers, were up 5.0% providing a rising revenue base for the balance of 2012 and into next year.

Our redevelopment business, headed by Dan Matula, is ramping up: at quarter-end, we had five active redevelopments with $92.1 million of budgeted costs, of which about 25% had been invested by quarter's end. We expect these projects, together with five others to be started this year, will contribute about $2 per share in Net Asset Value when completed over the next two to three years.

Our portfolio gets better and better. Its average revenue per unit was $1,290 during the second quarter. This important measure of property quality as assessed (and paid!) by customers was up 8.1% year-over-year, about one-half due to rent growth and one-half due to acquisition and redevelopment of higher rent properties funded by the sale of lower-rated properties.

John Bezzant heads our transactions team. We are selective in making capital commitments. We will not make investments that turn us from our path to lower leverage. We seek investment returns significantly greater than the cost of capital implicit in a paired property sale. Today, we find these opportunities most often in selective redevelopment of properties we already own. From time to time, we may exchange a property we own for another we like better: one with higher rents and a better customer, with greater growth and a better location, and generally with the opportunity for Aimco to add value using our operating and redevelopment capabilities.

A second quarter example was the acquisition for $38.9 million of The Milan, a 42-unit property located on 23rd Street in the Chelsea District of Manhattan with monthly rents averaging $4,000.

Second quarter redevelopment spending and the purchase of the Milan were funded by the sale of five Conventional and eleven Affordable properties with average monthly rents of $825 and $610, respectively, for $122.4 million generating $48.3 million of cash to Aimco after payment of property debt, partners' share and transaction costs.

Our balance sheet is getting stronger under the careful watch of CFO Ernie Freedman. We enjoy good liquidity with a $500 million revolving credit facility (undrawn except for $27 million used to back letters of credit) and $65 million in undrawn commitments to fund redevelopment spending. Year-to-date through July, we have reduced total leverage by $542 million through preferred securities redemptions, monthly property debt amortization funded from retained earnings and by property sales, net of debt increased by refinancing

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and property acquisitions. We expect interest expense to drop by about $0.06 per share in each of the next few years as we repay property debt and as we refinance property debt maturities at today's lower interest rates. We also called for redemption $601 million in high cost preferred stock. Ernie and Lisa Cohn, our General Counsel, raised cash to fund these redemptions through the sale of 24.2 million common shares, via two underwritten offerings and the exercise of expiring management stock options. The ratio of our leverage (the total of our debt plus preferred stock) to our EBITDA is 8.2:1, at the high end of the range of peers. We expect that same ratio to reach our target, less than 7.0:1, by early 2014.

Our business strategy is simple: own and operate apartments in a cross-section of large US markets; and upgrade our portfolio by redevelopment, selective acquisitions, and sale of lower-rated properties. To sharpen our focus, we have announced our plans to exit the asset management business by sale of NAPICO later this year and to exit the Affordable business by sale of individual properties over the next five years or so. With simplification, we expect a higher quality of earnings and lower G&A costs.

During the second quarter, Aimco earned pro-forma FFO of $0.46 per share (up 10% year-over-year), and AFFO of $0.34 per share (up 17% year-over-year).

Last January, the Aimco Board of Directors raised the quarterly dividend from $0.12 per share to $0.18. At its quarterly meeting last week, the Board raised the quarterly dividend again, to $0.20 per share.

While generally pleased by the good news, we are by no means satisfied. We appreciate your investment in the Aimco enterprise and are working hard to improve our mutual business.

Sincerely,
Terry Considine
Chairman and CEO

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Forward-looking Statements and Other Information
This communication contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically the forecasted ratio of debt plus preferred stocks to EBITDA. These forward-looking statements are based on management's judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to, Aimco's ability to maintain current or meet projected occupancy, rental rates and property operating results, the effect of acquisitions and redevelopments, and Aimco's ability to comply with debt covenants, including financial coverage ratios. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that Aimco's cash flows from operations may be insufficient to meet required payments of principal and interest; earnings may not be sufficient to maintain compliance with debt covenants; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions and dispositions; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by Aimco. In addition, Aimco's current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco's ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership. Readers should carefully review Aimco's financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco's Annual Report on Form 10-K for the year ended December 31, 2011, and the other documents Aimco files from time to time with the Securities and Exchange Commission, and specifically Aimco's second quarter 2012 Earnings Release and Supplemental Information, which was included in a Current Report on Form 8-K dated August 3, 2012. These forward-looking statements reflect management's judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This communication does not constitute an offer of securities for sale.

Pro forma Funds from Operations (Pro forma FFO) and Adjusted Funds from Operations (AFFO) are financial measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Pro forma FFO represents Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption-related amounts (gains or losses) are items that periodically affect Aimco's operating results and Aimco exclude these items from its calculation of Pro forma FFO because such amounts are not representative of Aimco's operating performance. AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests), which represents Aimco's estimation of the capital additions required to maintain the value of our portfolio during Aimco's ownership period.
FFO, Pro forma FFO and AFFO should not be considered alternatives to net income (loss) or net cash flows from operating activities, as determined in accordance with GAAP, as indications of Aimco's performance or as measures of liquidity. Although Aimco use these non-GAAP measures for comparability in assessing Aimco's performance against other REITs, not all REITs compute these same measures. Additionally, computation of AFFO is subject to definitions of capital spending, which are subjective. Accordingly, there

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can be no assurance that Aimco's basis for computing these non-GAAP measures is comparable with that of other REITs.

For the three and six months ended June 30, 2012 and 2011, Aimco's FFO, Pro forma FFO and AFFO are calculated as follows (in thousands):

Reconciliation of GAAP Earnings to Funds From Operations Amounts
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
(in thousands, except per share data) (unaudited)
Net income (loss) attributable to Aimco common stockholders	$523	$(33,177)	$(10,086)	$(64,950)
Adjustments:
Depreciation and amortization	93,052	86,964	185,380	178,881
Depreciation and amortization related to non-real estate assets	(3,352)	(3,218)	(6,630)	(6,382)
Depreciation of rental property related to noncontrolling partners and unconsolidated entities	(5,769)	(6,959)	(11,714)	(14,727)
Gain on dispositions of unconsolidated real estate and other, net of noncontrolling partners' interest	(300)	(655)	(313)	(812)
Provision for impairment losses related to depreciable real estate assets, net of noncontrolling partners' interest	6,915	—	12,537	—
Discontinued operations:
Gain on dispositions of real estate, net of income taxes and noncontrolling partners' interest	(40,542)	(12,939)	(68,707)	(18,677)
Provision for impairment losses related to depreciable real estate assets, net of noncontrolling partners' interest	(69)	2,867	226	3,737
Depreciation of rental property, net of noncontrolling partners' interest	1,272	7,038	3,716	14,588
Common noncontrolling interests in Aimco Operating Partnership's share of above adjustments	(3,225)	(5,029)	(7,386)	(10,832)
Amounts allocable to participating securities	(101)	(84)	(238)	(257)
FFO Attributable to Aimco Common Stockholders - Diluted	$48,404	$34,808	$96,785	$80,569
Preferred equity redemption related amounts	10,530	(2,749)	10,530	(2,749)
Common noncontrolling interests in Aimco Operating Partnership's share of above adjustments	(679)	187	(679)	187
Amounts allocable to participating securities	(40)	10	(46)	13
Pro forma Funds From Operations Attributable to Aimco Common Stockholders - Diluted	$58,215	$32,256	$106,590	$78,020
Capital Replacements, net of common noncontrolling interests in Aimco Operating Partnership	(15,084)	(16,188)	(28,380)	(27,695)
Amounts allocable to participating securities	57	74	131	245
AFFO Attributable to Aimco Common Stockholders - Diluted	$43,188	$16,142	$78,341	$50,570
Weighted average shares - diluted FFO	127,807	119,484	124,337	118,567
FFO per share (diluted)	$0.38	$0.29	$0.78	$0.68
Pro forma FFO per share (diluted)	$0.46	$0.27	$0.86	$0.66
AFFO per share (diluted)	$0.34	$0.14	$0.63	$0.43

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